Exhibit 23.5

ABN 15 142 552 985

Level 40, Riverside Centre

123 Eagle Street

GPO Box 2579

Brisbane QLD 4000

Tel: 07 3226 9100

Fax: 07 3226 9101

E-mail: imc@imcmining.com.au

To the Board of Directors of

Vale S.A. (“Vale”) and

Vale Overseas Limited (“Vale Overseas”)

Ladies and Gentlemen:

Gary John Benson hereby consents to the incorporation by reference in this Registration Statement on Form F-3 of Vale and Vale Overseas of Vale’s Annual Report on Form 20-F for the year ended December 31, 2011, in which Gary John Benson is named as having prepared certain of Vale’s coal reserve estimates.

Very truly,

/s/ Gary John Benson
Gary John Benson

Principal Mining Consultant

IMC Mining Group Pty Ltd

October 19, 2012